EXHIBIT 99.1

[ADVANCED BOITHERAPY, INC. LOGO]     ADVANCED BIOTHERAPY, INC.
                                     Administration
                                     6355 Topanga Canyon Boulevard, Suite 510
                                     Woodland Hills, California  91367
                                     Laboratories
                                     9110 Red Branch Rd.
                                     Columbia, MD   21045
                                     Telephone 818-883-6716
                                     Fax       818-883-3353
                                     www.advancedbiotherapy.com


                             "FOR IMMEDIATE RELEASE"

     US FOOD AND DRUG ADMINISTRATION GRANTS COMPANY ORPHAN DRUG DESIGNATION

LOS ANGELES--(BUSINESS WIRE)--November 24, 2003 - Advanced Biotherapy Inc. (OTCBB:ADVB - News) -- a developer of pioneering antibody therapies for treating severe and widespread autoimmune diseases - reported today that the Office of Orphan Products Development (OPD) of the US Food and Drug Administration (FDA) has granted the Company "Orphan Drug Designation" for its investigational antibodies to interferon-gamma to treat Immunologic Corneal Allograft Rejection.

Mr. Edmond Buccellato, CEO and Chairman of the Board of Directors stated, "We are pleased to receive this notification and acknowledgement from the US Food and Drug Administration. Orphan products are those used to treat diseases so rare that they affect fewer than 200,000 people in the United States. Since therapeutic biologics and drugs for rare diseases and conditions often lack committed clinical trial sponsorship for development and marketing, this designation allows us to take advantage of specific incentives provided by the Orphan Drug Act (the Act) that became law in 1983. We now have seven years' exclusive license to market the drug upon receiving FDA marketing approval and can apply for grants authorized by the Act to cover the cost of our US clinical research. Once an IND application has been approved by the FDA, clinical research grants may cover up to $200,000 of direct cost per year for up to three years. There is no assurance we will be awarded such grants. However, the FDA has provided support for more than $130 million in orphan product research grants to fund studies on an estimated 180 rare diseases and conditions. The FDA currently expends approximately $12 million annually to fund about 100 studies in various stages of clinical evaluation of potential therapies for these rare diseases.

As published last year in the "American Journal of Ophthalmology" (June 2002, vol. 133), our Company sponsored an open label investigational clinical trial in Moscow, Russia, at the Central Clinical Research Institute of Eyes, in which we reported halting corneal transplant rejection in all 13 patients by using our investigational antibodies as a topical treatment in the form of eye drops.


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EXHIBIT 99.1


Corneal transplantation replaces a patient's diseased cornea with healthy tissue from an unrelated donor. It is the final recourse for patients blind from corneal disease. However, it is frequently complicated by immunologic rejection when the immune system of the recipient recognizes the donor tissue as foreign. Development of this investigational drug for corneal transplant rejection could open the door for preventing rejection of other transplanted organs such as kidney, heart, and liver. The Company has an agreement with a major clinical institute of transplantation to begin studies of the use of our antibody therapy to stop organ transplant rejection."

About Advanced Biotherapy

Advanced Biotherapy, Inc., located in Los Angeles, with laboratories located in Columbia, Maryland, is pioneering the development of new antibody therapies for treating severe and widespread autoimmune diseases. Its investigational therapies attack autoimmune diseases at their source, neutralizing biologic imbalances that impair immune system function. Core technology is protected under U.S. patents and patents pending for the exclusive use of a class of antibodies to the protein known as interferon-gamma and antibodies to other proteins for treating a range of autoimmune diseases. The company has experienced very encouraging results treating multiple sclerosis, rheumatoid arthritis, and certain autoimmune skin conditions, including psoriasis, using its investigational anti-interferon-gamma.

Statements made in this news release, other than statements of historical fact, are forward-looking statements and are subject to a number of uncertainties that could cause actual results to differ materially from the anticipated results or other expectations expressed in our forward-looking statements. Some of these forward-looking statements may be identified by the use of words in the statements such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe" or other words and terms of similar meaning. The risks and uncertainties which may affect the development, operations and results of our business include, but are not limited to the following: risks associated with clinical trials, the uncertainties of research and product development programs, the uncertainties of the regulatory approval process, the risks of competitive products, the risks of our current capital resources, the uncertainties as to the availability of future capital and our future capital requirements, and the risks associated with the extent and breadth of the Company's patent portfolio. The foregoing discussion of the pending clinical investigations and the effect of the patents issued and pending involves risks and uncertainties, including but not limited to the risks that third parties may be successful in challenging such patents; or that granted claims may be held invalid or interpreted differently by a court of law; or that new technologies will be developed that are superior in treating the diseases targeted by Advanced Biotherapy, Inc. Readers are cautioned not to place reliance on these forward-looking statements, which speak only as of the date the statements were made. See the Company's public filings with the Securities and Exchange Commission for further information about risks and uncertainties that may affect the Company and the results or expectations expressed in our forward-looking statements, including the section captioned "Factors That May Affect The Company" contained in the Company's Annual Report on Form 10-KSB/A for the fiscal year ended December 31, 2002.


--------------------

Contact:
     Advanced Biotherapy, Inc.
     Amy Buccellato, 818-883-6716
     www.advancedbiotherapy.com


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